INVESTMENT MANAGEMENT
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(d)(1)(iv)

FORM OF

November 18, 2022

Todd Modic

Senior Vice President

Voya Investments, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Dear Mr. Modic:

Pursuant to the Amended and Restated Investment Management Agreement, dated

November 18, 2014, as amended and restated on May 1, 2015, between Voya Separate Portfolios Trust ("VSPT") and Voya Investments, LLC (the "Agreement"), we hereby notify you of our intention to retain you as Manager to render investment advisory services to Voya VACS Series EMHCD Fund and Voya VACS Series SC Fund (together, the "New VACS Funds"), each a newly established series of VSPT, effective on November 18, 2022, upon all of the terms and conditions set forth in the Agreement.

We hereby further notify you of our intention to modify the annual management fee rate for Voya VACS Series EMCD Fund (formerly, Voya Emerging Markets Corporate Debt Fund, "VACS EMCD Fund," and together with the New VACS Funds, the "Funds"), effective on November 18, 2022, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the New VACS Funds to the Amended Schedule A of the Agreement and by reflecting the modified management fee rate for VACS EMCD Fund on the Amended Schedule A. The Amended Schedule A, which indicates the annual management fee rates for the Funds, is attached hereto.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

November 18, 2022

Please signify your acceptance to act as Manager under the Agreement with respect to the aforementioned New VACS Funds and to the modified management fee rate for the aforementioned VACS EMCD Fund by signing below where indicated.

Very sincerely,

By: _____________________________

Name: Kimberly A. Anderson

Title: Senior Vice President

Voya Separate Portfolios Trust

ACCEPTED AND AGREED TO:

Voya Investments, LLC

By: _____________________________

Name: Todd Modic

Title: Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA SEPARATE PORTFOLIOS TRUST

and

VOYA INVESTMENTS, LLC

Series	Annual Management Fee
(as a percentage of average daily net
assets)
Voya Emerging Markets Hard	0.75% on all assets
Currency Debt Fund

Voya Investment Grade Credit	0.50% on all assets
Fund

0.60% on the first $1.5 billion;
Voya Securitized Credit Fund	0.57% on the next $500 million; and
0.55% thereafter

Voya VACS Series EMCD Fund
(formerly, Voya Emerging Markets	0.00% on all assets
Corporate Debt Fund)

Voya VACS Series EMHCD Fund	0.00% on all assets

Voya VACS Series SC Fund	0.00% on all assets

Effective Date: November 18, 2022, to reflect the addition of Voya VACS Series EMHCD Fund and Voya VACS Series SC Fund, and to modify the annual management fee rate for

Voya VACS Series EMCD Fund.

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